Exhibit 21.1

Subsidiaries of frontdoor, inc.

The following are subsidiaries of frontdoor, inc. and the jurisdictions in which they are incorporated or organized.

Entity Name	Jurisdiction of Incorporation or Organization

American Home Shield Corporation	Delaware

American Home Shield of Arizona, Inc.	Arizona

American Home Shield of California, Inc.	California

American Home Shield of Florida, Inc.	Florida

American Home Shield of Iowa, Inc.	Iowa

American Home Shield of Maine, Inc.	Maine

American Home Shield of Oklahoma, Inc.	Oklahoma

American Home Shield of Texas, Inc.	Texas

American Home Shield of Virginia, Inc.	Virginia

American Home Shield of Washington, Inc.	Washington

Home Security Association of Florida, Inc.	Florida

Home Security Association of Virginia, Inc.	Virginia

Home Security Association, Inc.	Wisconsin

Home Security of America, Inc.	Wisconsin

Home Security of Florida, Inc.	Florida

Landmark Home Warranty, LLC	Utah

OneGuard Arizona, LLC	Arizona

OneGuard Nevada, LLC	Nevada

OneGuard Texas, LLC	Texas

Steward of Texas, LLC	Texas